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EXHIBIT 99.1




FINANCIAL CONTACT:   JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:       CLAIRE S. MCCALL (615) 367-8283


                        GENESCO NAMES PENNINGTON CHAIRMAN
                  --Company Reaffirms Third Quarter Guidance--

NASHVILLE, Tenn., Oct. 28, 2004 --- Hal N. Pennington, president and chief executive officer of Genesco Inc. (NYSE: GCO), has been elected to the additional office of chairman.

              Pennington succeeds Ben T. Harris as chairman. Harris, who has served as chairman since 1999, will act as a consultant to Genesco through the end of the next fiscal year and continue to serve as a director of the Company.

              "Hal assumes the chairmanship as the final step in the succession plan we initiated with his appointment as president more than four years ago. During that time, Hal has proven himself as a leader with a clear strategic vision for the Company. Genesco's current record of performance confirms both that our succession plan was sound and that this is the right time to complete its implementation," said Harris.

              "Genesco is a leader in our industry today thanks in part to the foundation laid by Ben Harris, whom I am privileged to call a mentor and a friend," said Pennington. "I look forward to continuing to draw on Ben's retail expertise and good judgment as we work together on the board."

              Pennington, who joined the Company in 1961, began his career with Genesco as an industrial engineer. Before being named chief executive officer in 2002, and president of Genesco in 2000, he served in a variety of leadership positions within Genesco, including executive vice president and chief operating officer (1999 to 2000), president of Johnston & Murphy (1997 to 1999), president of Dockers Footwear (1995 to 1997) and vice president - wholesale for Johnston & Murphy (1990 to 1995).


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              In addition, the Company said it remains comfortable with its previously announced earnings per share guidance for the third quarter ending October 30, 2004. Genesco plans to announce its third quarter earnings and host its quarterly conference call on November 18, 2004.

              Statements about the Company's earnings expectations for the third quarter ending October 30, 2004, are forward-looking statements, subject to risks and uncertainties. They reflect beliefs and expectations of the Company's management as of the time they are made. Actual results could turn out to be materially different than current expectations because of factors including variations from expected results during the final days of the quarter, unexpected adjustments occurring during the process of closing the Company's books for the quarter and the occurrence of certain subsequent events that would be required to be reflected in the quarterly results pursuant to generally accepted accounting principles.

              Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,550 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Cap Connection and Head Quarters, and on internet websites www.journeys.com , www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.